Exhibit 99.2

February 11, 2013

Overseas Shipholding Group, Inc.
666 Third Avenue
New York, New York 10017

Ladies and Gentlemen,

Effective as of the date hereof, I hereby resign as the President and Chief Executive Officer of Overseas Shipholding Group, Inc. (the "Company"). In connection with such resignation, effective as of the date hereof, I also hereby resign from my position as a director of the Company and all other positions that I currently hold in connection with my employment with the Company or any of its affiliates, including any joint ventures. I reserve all rights I may have under the Employment Agreement between myself and the Company, dated October 12, 2011, with respect to any compensation to which I may be entitled.

Sincerely,

/s/ Morten Arntzen
Morten Arntzen